Bioverge

Investing in Bioverge gives you ownership in startups leading the TechBio revolution through a single investment.


B I O V E R G E
One investment can change everything

Invest

$99.18 minimum investment

Deadline January 13, 2022
in 3 months

Share Price
$1.71

Total Raised
$590,130

Valuation
$15,022,350

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

TechBio is a reference to the rising convergence of biology and technology. It is at this intersection that we're seeing unprecedented innovation that stands to radically reshape and transform the future of healthcare over the coming decades.

Emerging technology areas such as AI & Machine Learning, Regenerative Medicine, Cell & Gene Therapy, Digital Health, Intelligent Devices, Sequencing, 3D Bioprinting, and Health Services and Software are paving the way to a brighter future for all of us and creating immensely valuable businesses and market opportunities in the process.

We're seeing the first wave of TechBio companies, those started ~10 years ago, successfully realize their visions and be able to reward their investors and employees with massive exits via IPO or acquisition:

- Recursion (Nasdaq: RXRX): ~$5.7B market cap (AI-enabled drug discovery)
- Zymergen (Nasdaq: ZY): $4.3B market cap (synthetic biology)
- Gingko Bioworks: $15B SPAC (synthetic biology)
- AbCellera (Nasdaq: ABCL): ~$5.5B market cap (antibody discovery)
- Grail: $8B acquisition by Illunina (liquid biopsies for early cancer detection)
- Guardant (Nasdaq: GH): ~12.2B market cap (early cancer detection)
- Twist (Nasdaq: TWIST) ~$5.8B market cap (synthetic biology)

It is our mission at Bioverge to identify and help accelerate the next generation of these startups who are pushing the boundaries of healthcare and bringing science fiction to life.

To that end, we have built the world's first-ever investment platform dedicated to democratizing access to emerging opportunities at the forefront of the TechBio revolution.

And for a limited time, we are offering our supporters the opportunity to secure an ownership stake in Bioverge, enabling you to own a piece of our expanding portfolio of TechBio startups and funds. This opportunity is analogous to becoming a Bioverge General Partner in our firm, the type of ownership typically reserved for senior leadership and founding members.

portfolio-techbio-startups


Invest in Bioverge to gain exposure
in our **expanding portfolio of**
TechBio startups
Ancilia Biosciences
BioROSA
Circularis
contraline
CrowdMed
ECHO
Enveda Biosciences
elucid
ENCLEAR
foresight
HEPATX
IVIVA MEDICAL
JUNO
LEUCADIA Therapeutics
LIGANDAL
Notable Labs
OCTAGON THERAPEUTICS
Repair Biotechnologies
RockStep
Suggestic
thryve
VastBiome
Volumetric
Investments that **impact lives.**

SUCCESS TO DATE

The overall BV portfolio has significant momentum:

- Since October 2016, we've raised $5.5M+ for 28 TechBio companies across 39 deals and 3 multi-company funds (and counting...)
- We've invested alongside many of the world's premier venture firms, including Andreesen Horowitz, Lux Capital, Perceptive Advisors, NEA, First Round Capital. Lightspeed Venture Partners, Greylock Partners, Polaris Partners, Social Capital, Khosla Ventures, Founders Fund, Amgen Ventures, Thiel Capital, Y Combinator, and many others.
- 4 companies within the portfolio (14%) are now valued over $100M and we've recorded 2 company exits to date (Blue Mesa Health acq. by Virgin Pulse; Echo acq. by CELLINK for $110M)
- Mature companies in our portfolio (4.5+ years old) have generated unrealized returns of 9.74x (62.8% IRR) on a valuation-to-valuation basis.
- We've earned ~15% carried interest on the $5.5M total and have also invested directly into each deal.
- If the overall portfolio return is 5x, the assets we hold today will alone be worth over $5M to Bioverge. At 10x, they'll be worth over $10M. And we're just getting started! Each new company we add to the portfolio acts as a force multiplier with asymmetric return potential.

PROBLEM

Startup investing historically reserved for professionals and the wealthy

The venture capital asset class has historically been the exclusive domain of venture capital firms, professional investors, and high net worth individuals.

portfolio



Alternative Assets
20%
Stocks / Stock
Funds
50%
Bonds / Bond
Funds
30%
Professional portfolio
Cash
18%
Stocks /
Stock Funds
66%
Bonds / Bond
Funds
16%
Average portfolio

Why? The answer is simple: **venture capital has consistently outperformed all other asset classes!**

returns

FIGURE 1 THE CASE FOR VENTURE: RETURNS

As of June 30, 2019 • Global Venture Capital Periodic Rates of Return (%)



76.1*
13.1
5.9
7.8
18.0
11.8
8.8
8.2
22.1
15.0
14.7
13.4
21.3
14.9
10.7
7.1
21.5
15.9
14.2
12.3
20-Year
15-Year
10-Year
5-Year
3-Year
CA Global Venture Capital (Top Two Quartiles)
CA Global Venture Capital Index®
S&P 500
Russell 2000®

Twenty-year CA Global Venture Capital (Top Two Quartiles) return capped for scaling purposes.
Sources: Cambridge Associates LLC Private Investments Database, Frank Russell Company, Standard & Poor's, and Thomson Reuters Datastream.
Notes: Pooled private investment periodic returns are net of fees, expenses, and carried interest. Multi-year annualized returns are generated for time periods ended June 30, 2019.

Barriers to Entry for the Average Person

There are three key barriers that must be solved to level the playing field for everyone:

- **Lack of Awareness.** The vast majority of people in the U.S. have never invested in a startup or private investment fund even though they are eligible to and it is advantageous for diversification and outperforming the public markets.
- **Lack of Access.** Even if they might be aware of the potential benefits of investing in private companies, most people lack access to the highest quality companies and investment rounds, those opportunities capable of generating the highest returns.
- **Lack of Bandwidth/Expertise.** Investing in early-stage, private technology companies requires time, expertise, and the ability to understand nuanced and oftentimes complex science and novel technologies, industries and business models.

SOLUTION

Bioverge is Leveling the Playing Field

Rick and Neil founded Bioverge in 2016 based on the premise of democratizing access to the best investment opportunities in startups leading the TechBio revolution.

We provide individuals with the opportunity to incorporate venture capital into their investment portfolios and own a piece of highly vetted startups at the cutting edge of medical innovation.

We believe everyone should be able to invest in innovations that have the potential to improve the quality and length of people's lives and fight the diseases most important to them, so we've built our platform to promote awareness, enable access, and help individual investors understand complex science and early-stage businesses.

Back startups that are tackling causes you care about


Back startups that are tackling causes you care about
Mental Health
Longevity
Neurodegenerative Diseases
Cancer
Heart Disease
Autism
Diabetes
Women's Health
Investments that impact lives.

At Bioverge, we recognize that health is universal and you should have the opportunity to own the future of your health!

And we're certainly not in this alone. We've been fortunate to invest in companies alongside many of the world's premier venture firms:

Venture firms


Leverage Bioverge expertise and invest alongside the world's premier venture firms
ANDREESSEN HOROWITZ
AMGEN Ventures
First Round
FOUNDERS FUND
greylock
khosla ventures
Lightspeed
NEA
PERCEPTIVE ADVISORS
polarispartners
THIEL
Y Combinator
Investments that impact lives.

The Bioverge Member Experience

Our member community enjoys access to the same innovative health investment opportunities offered to clients of top venture capital firms. With Bioverge, that experience includes:

- **Professional sourcing** - early-stage startups carefully chosen for their innovative vision, scientific validity, and growth potential. We accept less than 5% of prospective startups.
- **Meticulous vetting** - specialized Bioverge diligence review and professional co-investor participation.
- **Exclusive access** - opportunities that aren't available on the open market.
- **Impact + Financial Returns** - investment opportunities aligned with personal values that have the potential to impact the world.


Healthcare Startups
+
Network
=
Rigorous scientific & technical diligence
Access to otherwise inaccessible deal flow
Asymmetric return potential on every investment
Post-investment support
Top-tier co-investors
Limited Partners

community

Bioverge members are part of a community anchored by the Bioverge Network - a healthcare-specific grouping of strategic partners, advisors, subject matter experts, and institutional investors who enable us to maintain our rigorous standards and support our portfolio companies.

Professional Participation

- All startups must have secured funding from a professional third party
- This allows for additional professional review prior to the Bioverge diligence process

Bioverge Diligence

- We use inputs from professional participation, their respective diligence efforts, and our independent review
- The Bioverge community also evaluates each opportunity

Community Input

- We also encourage our members to participate in the process
- By including member feedback, we facilitate thoughtful debate among our community

These learnings are entered into a believability-weighted decision-making model that determines if the startup will be added to our deals.

LEARN ABOUT OUR OPPORTUNITIES

community

The Bioverge platform enables **multiple investment pathways for members:**

- **Bioverge Deals** - investing into a specific startup of your choosing
- **Bioverge Access Funds** - spreading a single investment across a diversified set of 10-15 Bioverge-curated startups

pathways



Individual Companies
Multi-Company Funds
Notable Labs
Bioverge Access Fund

Since inception, Bioverge has invested in a portfolio of game-changing medical solutions that have the potential to save lives and generate financial returns. By investing in Bioverge, you get an ownership piece of each and every investment we make!

portfolio-techbio-startups



Invest in Bioverge to gain exposure in our **expanding portfolio of TechBio startups**
Ancilia
BioROSA
Circularis
contraline
CrowdMed
ECHO
Enveda BIOSCIENCES
elucid
ENCLEAR
foresight
HEPATX
IVIVA MEDICAL
JUNO
LEUCADIA Therapeutics
LIGANDAL
Notable Labs
OCTAGON THERAPEUTICS
Repair Biotechnologies
RockStep
Suggestic
thryve
VastBiome
Volumetric
Investments that **impact lives.**

Portfolio Highlights:

Since October 2016, we've completed a total of 39 investments and have built a portfolio of 28 companies. As of this writing, 22 investments (56% of the portfolio) are being held at cost (1.0x) since they have not raised additional rounds and/or do not otherwise have objective third-party valuation metrics. The average age of investment in our portfolio is just 625 days (1.71 years), so our portfolio is very young. We've broken performance out by six-month intervals, as we believe that provides the most accurate and complete representation of performance.

portfolio-highlights

		Investment Time Horizon & Valuation Trajectory							
	Overall	1+ Years	1.5+ Years	2+ Years	2.5+ Years	3+ Years	3.5+ Years	4+ Years	4.5+ Years
Projected Multiple Trajectory	2.04x	2.55x	2.66x	2.89x	3.51x	5.42x	5.98x	7.83x	9.74x
Projected Return Trajectory	45.6%	54.8%	51.1%	51.9%	43.2%	50.7%	53.2%	58.7%	62.8%


Bioverge Portfolio:
Valuation Trajectory
12.00x
10.00x
8.00x
6.00x
4.00x
2.00x
0.00x
70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
45.6%
54.8%
51.1%
51.9%
43.2%
50.7%
53.2%
58.7%
62.8%
2.04x
2.55x
2.66x
2.89x
3.51x
5.42x
5.98x
7.83x
9.74x
Overall
1+ Years
1.5+ Years
2+ Years
2.5+ Years
3+ Years
3.5+ Years
4+ Years
4.5+ Years
Projected Multiple Trajectory
Projected Return Trajectory

Note: Data as of June 28, 2021, based on valuation changes and current fair market value sourced from objective third party data. Valuation caps of SAFEs and/or convertible notes used as a proxy for valuations when applicable. Results are not audited. These results are not indicative of future results.

Note: Data include unrealized gains and potential milestone payments associated with exits that have not been realized. Valuation caps of SAFEs and/or convertible notes used as a proxy for valuations when applicable. Results are not audited. These results are not indicative of future results.

What Our Members Say About Us:

"Bioverge has been a great way for me to participate in early stage biotechnology and medical technology investments to which I ordinarily would not have had access. The Bioverge team has been very knowledgeable, accessible, and sensitive to my specific needs as an investor."

John H.
Bioverge investor

"How do you manage to get the most solid biotech offerings? I'd like to spread the word as far as the quality of what you are doing - I know a lot of other investors in this area - and I also am just personally wondering how you do it!"

Alan J.

What Founders Say About Us:

matt-de-silva-quote


"Bioverge has been a great resource for myself and Notable. They have an extensive network across life sciences, and pitch in with valuable input on strategy and troubleshooting. We look forward to every meeting with the Bioverge team and think of them as a member of our team!"
Matt De Silva Founder, Notable Labs

victor-chapela-quote


"Bioverge not only gave us financial support, but guidance that helped us make the right decisions at so many critical steps. Their broad experience with so many healthcare startups has given them a unique perspective and made them an ideal partner."
Victor Chapela Founder and CEO, Suggestic

> "Bioverge is one of my top sources of highly-curated biotech and healthtech investment opportunities. Their deal flow, diligence process and syndicate reach make me more comfortable investing in companies they back than many others."
>
> *- Eric A., Bioverge investor*

BUSINESS MODEL

Bioverge operates two core businesses with significant revenue potential:

core-businesses


Online
Venture Capital
(accredited investors only)
Individual deals & multi-company funds
Revenue: setup fee + management fees
Upside: carried interest + direct investment returns
Regulation
Crowdfunding
(all investors)
Single-company deals
Revenue: transaction fee
Upside: per-deal equity

- **Online Venture Capital.** We have a syndication model which aggregates accredited investors into a Special Purpose Vehicle (SPV). That SPV will then either invest directly in a single company, or invest in multiple companies through one of our Access Funds. We typically charge investors an administrative and management fee for these services plus a carried interest on the total investment.
- **Crowdfunding Portal.** This is a new business for us and one we are very excited about as it enables us to open up investment opportunities to non-accredited investors (~90% of the U.S. population). We charge companies a success-based transaction fee based on the amount of capital they raise through their offering from Bioverge investors.

MARKET

Online Fundraising

Traditionally, *non-accredited investors* were barred altogether from participating in private startup offerings, which is quite shocking because 90% of the U.S. falls in this category.

Regulation Crowdfunding (Reg CF), introduced in 2012 via the JOBS Act, opened up private investment opportunities that were previously restricted to accredited investors. Since 2016, 1700+ companies have collectively raised over $400 million via Reg CF.

According to the SEC, the private placements market was $1.8 trillion in 2017 as roughly 300,000 accredited investors participated in 23,000 offerings. In 2019, the market grew to $2.7 trillion (+25% CAGR).

While an impressive growth trajectory, relative to the 20 million accredited households in the U.S. and 110 million non-accredited households, this is just a drop in the bucket - we expect this trend to continue to accelerate.

An estimated $30 trillion is held in U.S. savings accounts. If just 1% of these savings were to be reallocated to private health companies, it would create a $300 billion market, 2.8x larger than today's entire venture capital market:

savings-accounts



An estimated $30 trillion is socked away in saving accounts in the U.S.
U.S. Venture Capital Market
$108 billion
Total investment
If just 1% were reallocated to startups, we'd see a market of $300 billion
Potential U.S. Crowdfunding Market
$300 billion
2.8x entire VC market
Source: "Value of venture capital investment in the United States from 1995 to 2019." Statistica and the National Venture Capital Association.
"Regulation Crowdfunding Surpasses $100 Million but Still Needs Reform," New York Venture Hub.

In March 2021, the offering limit for Reg CF offerings is set to be raised from $1.07 million to $5.0 million. With this new change, the Reg CF pathway via funding portals like ours will become an even more attractive option for companies at various stages of growth.

According to a report by Goldman Sachs, finance is meeting the network effect. Technology and an increasingly social consumer are democratizing access to funds and services beyond the walls of financial institutions. With Millennials as important agents of change, new business models for crowdfunding, peer-to-peer lending, socialized payments, and automated investing are rising to take market share from existing banking channels.



Goldman Sachs
"Crowdfunding... is potentially the most disruptive of all of the new models in finance"
"We see these models capturing significant dollar share from traditional venture capital...."
Total Addressable Opportunity for Crowdfunding: $1.2 trillion
($ in billions)
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
$666
$140
$72
$68
$33
$24
$166
Bankcard loans
Home equity loans
Consumer finance loans
Retail loans
Venture capital
Angel investors
Other loans

crowdfunding

In addition, by 2030, we estimate that a key customer segment of ours - Millennials - will control $20 trillion in financial assets, 5x what they control today. Data from the same Goldman Sachs reports shows Millennials are less invested in stocks and are more likely to participate in crowdfunding.

The Rise of Impact Investing

- Healthcare represents an attractive opportunity for investors who are looking to make a financial return and have a global impact.
- We have all been first hand witnesses to the importance of healthcare innovation throughout the COVID-19 pandemic.
- Bioverge enables each of us to invest in the health-related causes and diseases that we care most about.

PRESS

- Forbes.com & Forbes Finance Council columns:

> *The Evolving Landscape Of Funding And Investing In Biotech Startups*
>
> *Healthcare-Focused Impact Investing: Another Way To Invest For Change*
>
> *What Everyday Investors Should Know About Private Investments*

- San Francisco Business Times, Will new equity crowdfunding rules boost health care startups? One S.F. firm is betting on it.
- The Bioverge Podcast with Neil Littman
- Authority Magazine: *Neil Littman of Bioverge: 5 Things I Need to See Before Making a VC Investment*
- The Medtech Strategist *Bioverge Democratizes Early-Stage Investing*
- Awards:

> *Best Healthcare Start-Ups Investment Platform 2021, GHP Magazine*
>
> *Bioverge wins 2nd place in TechRound's Fintech50 Finalists for 2021!*

- Podcast/interview appearances:

> The Meb Faber Show: *Episode #146: Neil Littman, "The More Risk You Kill, Inherently, The More Value You Create"*
>
> Building the Future Show Radio/TV/Podcast: *Episode 307 with Neil Littman*
>
> Club E Interview with Neil Littman: *The Best Investment You'll Ever Make*

- Press releases:

> *Bioverge, Inc. Launches an Equity Crowdfunding Platform Focused on Funding Innovative Healthcare Start-ups*

TEAM



Neil J. Littman, M.S.

Founder, CEO & Managing Director

Executive Leadership Team at $3B venture philanthropy organization. Formerly Vice President of Business Development at Notable Labs. Advisor on investment banking transactions totaling $1B+

logos



Rick Gibb

Founder, COO & Managing Director

Investment professional at Stanford's $450M healthcare venture capital fund. Maintained portfolio of 300+ healthcare inventions at Stanford

logos

Neil was previously Vice President of Business Development at Notable Labs, an oncology focused startup and Bioverge portfolio company, where he led the development of global corporate partnerships and contributed to the strategic vision. Neil oversaw business development at Notable through the successful completion of the company's $40 million Series B and was instrumental in negotiating multiple terms sheets to in-license clinical stage oncology assets.

Prior to Notable, Neil was a member of the Executive Leadership Team and Director of Business Development at the California Institute for Regenerative Medicine (CIRM). As part of CIRM's leadership team, Neil helped develop the five-year strategic plan for managing and deploying CIRM's $3 billion across the organization's discovery, translational, and clinical stage stem cell and regenerative medicines programs. At CIRM, Neil was Head of the Therapeutics Group and oversaw a team responsible for managing over 40 clinical stage therapies totaling over $500 million of CIRM investment, including Forty Seven, Inc. (acquired by Gilead for $4.9B), Orchard Therapeutics (Nasdaq: ORTX), Cellular Dynamics International (acquired by Fujifilm for $307M), Sangamo Therapeutics, Inc. (Nasdaq: SGMO), Poseida Therapeutics, Inc. (Nasdaq: PSTX), and others.

Prior to managing the Therapeutics Group, Neil oversaw the Strategic Infrastructure Group at CIRM, managing a portfolio of $125 million supporting infrastructure programs including: $30 million Stem Cell Center (partnership with IQVIA); $24 million Alpha Stem Cell Clinical Network (partnership with UCLA, UCSD, City of Hope, UC Irvine); $32 million iPSC Bank (partnership with Fujifilm); $40 million Genomics Center of Excellence (partnership with Stanford).

Prior to CIRM, Neil was a healthcare investment banker at Thomas WeiselPartners and Deutsche Bank, working on transactions totaling over $1 billion. His primary focus was on strategic advisory and public and private financings.

Neil received a Master of Science in Biotechnology from The Johns Hopkins University, and a Bachelor of Arts in Molecular, Cellular and Development Biology from the University of Colorado, Boulder. Neil worked in a virology lab during his time at CU Boulder.

Prior to founding Bioverge, Rick worked at Stanford University's Office of the CFO as a Senior Venture Fund Analyst where he was involved in the management and oversight of the President's Venture Fund and Stanford-StartX Fund. Across both of these funds, Rick was primarily involved with investment sourcing, due diligence, and portfolio management, investing $450M in aggregate across more than 400 companies. This further included providing ongoing support by connecting them to elite talent, fundraising opportunities and strategic partnerships, as well as stewarding long-term strategic plans and operating roadmaps to achieve commercialization, a stronger innovation pipeline, and enhanced product-market fit.

Notable highlights include leading seed-stage investments into Personalis (precision medicine and cancer genomics company; co-investors:Lightspeed; NASDAQ: PSNL), Kodiak Sciences (antibody therapies to treat and prevent blindness; NASDAQ: KOD), Oculeve (ocular stimulation to treat dry eye disease; acquired by Medtronic), Genapsys(desktop DNA sequencing), HeartFlow (real-time digital modeling of coronary arteries; co-investors: Medtronic, USVP, GE Ventures; $1.5B+ valuation), and Orca Bio (cellular therapies to treat cancer and autoimmune disorders; co-investors: Lightspeed, Data Collective, 8VC).

Prior to this, Rick was a part of the Licensing team at Stanford University's Office of Technology Licensing (OTL). The OTL receives and evaluates over 500 invention disclosures each year to assess their commercial feasibility and potential. Royalties from successful licensing are collected and distributed to the inventors, their departments and schools. At the OTL, he managed a portfolio of 300+ technologies across their full lifecycle to support them with critical expertise in IP strategy, marketing, business development, licensing, fundraising and commercialization.

Rick holds a Master's Degree in Biotechnology from The Johns Hopkins University, and graduated from Rice University with a B.S. in Bioengineering and Biomedical Engineering.

Additional Team Members

Bioverge has a diverse and growing multi-disciplinary team, including:

team


Marianne Santaguida, Ph.D.
Entrepreneur-In-Residence, Advisor
Stemcentrx
Adicet Bio
Notable Labs
UCSF


Janine McCargo,
Public Relations and Corporate Communications, Advisor
TIBEREND
INK&ROSES
ZENO


Emily Yuan,
Analyst (intern)
FDA
Stanford University
Mythos
Biotechnology Fund

USE OF PROCEEDS

If the offering's maximum amount of $1,069,998 is raised:

Use	Value	% of Proceeds
General & administrative	$428,043	40.0%
Product development	$321,032	30.0%
Sales & marketing	$268,493	25.1%
Intermediary fees	$52,430	4.9%

TERMS

Investors who participate in the offering on or before May 15, 2021, will receive an early bird discount and be able to invest at a purchase price of $1.14 per share, which equates to a $10 million pre money valuation; and investors who participate in the offering after May 15, 2021 will invest at a purchase price of $1.71 per share, which equates to a $15 million pre money valuation.

This is an offering of Class B Common Stock, under registration exemption 4(a)(6), in Bioverge, Inc.. This offering must raise at least $10,000 by January 13, 2022 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Bioverge may issue additional securities to raise up to $1,069,998, the offering's *maximum*.

$590,130 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

9,410,730 shares
× $1.71 per share

$16,092,348 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on April 26, 2021
- Form C/A on May 14, 2021
- Form C/A on May 17, 2021
- Form C/A on June 28, 2021
- Form C/A on October 8, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook
- Twitter
- Instagram
- LinkedIn

UPDATES

- Oct 8, 2021 — Filed Form C/A
- Oct 6, 2021 — As seen on forbes.com, our latest article is...
- Sep 15, 2021 — On this week's episode of the Bioverge Podcast,...
- Sep 2, 2021 — We're pleased to share our Q2'21 investor...
- Aug 18, 2021 — On the latest episode of the Bioverge Podcast,...
- Aug 16, 2021 — On our most recent podcast, we sit down with...
- Jul 27, 2021 — We are pleased to share our latest feature in...
- Jul 15, 2021 — On this week's podcast, James Valentine talks...
- Jul 7, 2021 — Check out the newest episode of the Bioverge...
- Jun 29, 2021 — We're excited to share that one of out...
- Jun 28, 2021 — Filed Form C/A
- Jun 22, 2021 — See our latest article on Forbes.com, "The...
- Jun 17, 2021 — For a long time, the common wisdom has...
- Jun 14, 2021 — See our article in Authority Magazine, "Neil...

Jun 13, 2021 • Like and follow us on SoundCloud and iTunes to...

Jun 12, 2021 • See our press coverage in the San Francisco...

Jun 10, 2021 • Read our CEO Neil Littman's article on...

Jun 8, 2021 • ICYMI: Bioverge founder, Neil Littman, was a...

Jun 6, 2021 • ICYMI: Our Co-founder Neil Littman pitched...

Jun 5, 2021 • Did you know we publish exclusive content...

Jun 4, 2021 • We're pleased to share our newest episode of...

May 17, 2021 • Filed Form C/A

Apr 26, 2021 • Primary offering of 625,730 shares at $1.71

Apr 26, 2021 • Filed Form C

May 14, 2021 • Filed Form C/A

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